Exhibit 10.36.3

STOCK PURCHASE AGREEMENT AMENDMENT AND WAIVER

THIS STOCK PURCHASE AGREEMENT AMENDMENT AND WAIVER (this "Amendment") to that certain Stock Purchase Agreement by and among NU Enterprises, Inc., a Connecticut corporation (the "Seller"), Northeast Utilities, a Massachusetts business trust ("Parent") and Ameresco, Inc., a Delaware corporation (the "Buyer") dated as of February 1, 2006, as modified by that certain letter agreement dated as of March 1, 2006 and by that certain letter agreement dated as of March 31, 2006 (as so modified, the “Agreement”), is dated as of May 5, 2006.  The Seller and the Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, Seller, Parent and Buyer entered into the Agreement for the purposes of the sale by Seller and the purchase by Buyer of the Shares on the terms and conditions set forth in the Agreement;

WHEREAS, certain conditions to the obligations of the Parties to effect Closing have not yet been satisfied; and

WHEREAS, Seller, Parent and Buyer desire to amend the Agreement and to waive certain conditions thereunder as further set forth below;

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Article 1 of the Agreement is hereby amended by inserting therein in alphabetical order the following definitions:

“Allocated Payoff Reserve Amount” means, for each New Phase I Investment, the Payoff Reserve Amount times the percentage of the Investment Shortfall for that New Phase I Investment (excluding the Allocated Payoff Reserve Amount for such New Phase I Investment) to the total Investment Shortfall for all New Phase I Investments (excluding the Payoff Reserve Amount).

“Bridgewater Bond” has the meaning assigned to such term in Section 7.12(m).

“Bridgewater Guarantee” has the meaning assigned to such term in Section 7.12(m).

“CETO” means a Phase I CETO or a Phase II CETO.

“Closing Proceeds” has the meaning assigned to such term in Section 7.13(a).

“Commitment Letter” means that certain Agreement to Purchase Contract Payments, dated as of May 5, 2006, and executed and delivered by the Buyer and General Electric Capital Corporation.

“Demand” means a demand by a New Phase I Investor for the repayment of all or a portion of the applicable CETO due to the occurrence of an Early Termination, which Demand shall set forth with specificity the applicable (i) CETO description, Payoff Amount, and Termination Contract Payment, and (ii) Investment Shortfall, payee (with such wire instructions or other destination information as may be relevant), and timing of the payment.

“Early Termination” means (a) the buydown or prepayment in part of amounts owing under a CETO or (b) the buyout or prepayment in whole of amounts owing under a CETO prior to the expiration thereof, that is (a) a termination for convenience or cancellation as provided for in such a CETO or through federal law, or (b) not caused by a breach by the Company of such a CETO.

“Investment Shortfall” means the difference between the Termination Contract Payment and the Payoff Amount for a CETO, to the extent that such obligations have not been increased by the disbursement to the Company or the Buyer of unencumbered proceeds from the refinancing of the Phase I Guarantees in the aggregate.

“Investment Shortfall Indemnification” means that certain Northeastern Utilities Indemnification, dated as of May 5, 2006, in favor of, inter alia, each of the Buyer, the Company and each New Phase I Investor, and executed and delivered by the Parent.

“Make-Whole Payments” has the meaning assigned to such term in Section 7.13(a).

“MPA” has the meaning assigned to such term in Section 3.30.

“New Phase I Investment” means, for each Phase I CETO providing for Contract Payments, the investment relating to the purchase of such Contract Payments.

“New Phase I Investor” means each owner obligee of a New Phase I Investment.

“New Phase II Investment” means, for each Phase II CETO, the investment relating to the purchase of such Contract Payments.

“New Phase II Investor” means each owner obligee of a New Phase II Investment.

“Payoff Amount” means the payoff amount required to discharge all amounts owing to the New Phase I Investor upon an Early Termination with respect to a CETO.

“Payoff Reserve Amount” means $2,576,279.

“Pending Payments” means the aggregate amount, from time to time, of all Contract Payments by the customer under any Phase I Subject Order which have been received by or on behalf of the Company and have not at such time been applied to the paydown of the respective New Phase I Investment.

“Phase I CETO” means each Contract, ESPC and related Task Order that provides for Contract Payments which are to be sold to a New Phase I Investor in connection with the Phase I Closing, and listed as a Phase I Task Order on Attachment A hereto.

“Phase II CETO” means each Contract, ESPC and related Task Order that provides for Contract Payments which are to be sold to a New Phase II Investor in connection with the Phase II Closing, and listed as a Phase II Task Order on Attachment A hereto.

“Phase I Closing” means the closing of the Refinancing.

“Phase II Closing” has the meaning assigned to such term in Section 7.13(a).

“Phase II Guarantees” means each of those guaranties or bonds set forth on Schedule 7.13.

“Termination Contract Payment” means, with respect to any CETO, the amount the Ordering Agency thereunder is required to pay upon the occurrence of a cancellation, termination for convenience or buyout of such CETO.

“Tobyhanna Action” has the meaning assigned to such term in Section 11.02(b)(vi)(N)(y).

“Tobyhanna Issue” has the meaning assigned to such term in Section 11.02(b)(vi)(N)(x).

2.

Each reference to “Hannon Armstrong” in the definition of “Refinancing” in Article 1 of the Agreement is hereby deemed to be without force or effect.

3.

Section 2.01(b) of the Agreement is hereby amended by deleting therefrom the words “One Million Six Hundred Eighty Four Thousand U.S. Dollars ($1,684,000)” and substituting therefore the words “Seven Million Six Hundred Eighty Four Thousand U.S. Dollars ($7,684,000)”.

4.

The Agreement is hereby amended by inserting at the end of Article III the following provisions:

Section 3.28

Investment Cash Collateral

The assets of the Company as of the Closing Date include the Payoff Reserve Amount in unencumbered cash or cash equivalents which do not include payments of any amounts due to the Company other than Contract Payments or buydowns under a Phase I Task Order.

Section 3.29

Tobyhanna Project Disclosure

The Seller has heretofore disclosed in writing to the Buyer all material information received or developed by the Seller or the Company or any Affiliate of either thereof relating to the Tobyhanna Issue or any Tobyhanna Action, including the delivery of all correspondence, notices, requests for information, personnel actions, and records relating thereto, including any documents of any Governmental Body as to the current status of the investigation, the status of the Seller and each of its Affiliates with respect thereto, and the status of any past and present employees thereof.  The Seller has provided the Buyer with the opportunity to participate in direct meetings with the government officials to assess the status of the investigation and the potential impact any resulting actions may have on the Buyer’s reputation and financial status.

Section 3.30

MPA Representations and Warranties

(a)  Each representation and warranty made by the Company in Article IV of that certain Master Purchase Agreement dated as of May 5, 2006 between the Company and General Electric Capital Corporation (the “MPA”) was, on the day first made, and remains, as of the date hereof, true and accurate in all respects, except for the representations made in Sections 4.4 and 4.11 of the MPA, and (b) each of the statements set forth below is true and accurate in all respects:

(i)  Assuming (x) the termination and release of all existing federal Assignment of Claims Act assignments affecting the Contract Payments under each (A) Phase I CETO, and (B) Phase I CETO, and (y) that the escrow between the Buyer, the Company and GECC related to the funding of the Phase I CETOs pursuant to the MPA were not in effect, the representation made in Section 4.4 of the MPA would be true and accurate as of the date hereof; and

(ii)  The representation made in Section 4.11 of the MPA would be true and accurate as of the date hereof if it referred to disclosures of materials disclosed by the Seller to the Buyer.

Section 3.31

Adequacy of Termination Contract Payments

In each case in which a Termination Contract Payment could be paid under a Contract, ESPC or Task Order subject to a Phase II Guarantee, the amount of the Termination Contract Payment provided for by such Contract, ESPC or Task Order will be adequate to pay off the Parent’s obligations with respect to such Contract, ESPC or Task Order under the Phase II Guarantee relating to such Contract, ESPC or Task Order.

Section 3.32

Attachment A

Set forth on Attachment A hereto is a true, complete and accurate schedule identifying, for each Phase I Task Order and each Phase II Task Order, (a) by date, the amount of each Contract Payment to be made thereunder, and (b) by date, the amount of each Termination Contract Payment which would be due thereunder if there were an Early Termination.

Section 3.33

Officers and Directors

(a)

As of the time immediately prior to Closing, the following are all of the officers and directors of the Company:

Directors: Lawrence E. DeSimone , James B. Redden, John J. Roman

Officers: Lawrence E. DeSimone, Chairman and Chief Executive Officer; James B. Redden, President; John J. Roman, Vice President and Treasurer; Wade Hoefling, Secretary; Carol L. Carver, Assistant Secretary; Jennifer F. Powers, Assistant Secretary

(b)

As of the time immediately prior to Closing, the following are all of the officers and directors of the HEC/CJTS Energy Center, LLC:

Directors: Anthony Colonnese, James B. Redden, John J. Roman

Officers: James B. Redden, President; John J. Roman, Vice President and Treasurer; Wade Hoefling, Secretary; Jennifer F. Powers, Assistant Secretary

(c)

As of the time immediately prior to Closing, the following are all of the officers and directors of the HEC/Tobyhanna Energy Project, Inc.:

Directors: Lawrence E. DeSimone , James B. Redden, John J. Roman

Officers: Lawrence E. DeSimone, Chairman and Chief Executive Officer; James B. Redden, President; John J. Roman, Vice President and Treasurer; Wade Hoefling, Secretary and Clerk; Jennifer F. Powers, Assistant Secretary

(d)

As of the time immediately prior to Closing, the following are all of the officers and directors of the ERI/HEC EFA-MED, LLC:

Directors: James B. Redden

Officers: James B. Redden, Chairman; Barbara Casey, Secretary; John J. Roman, Vice President and Treasurer

5.

Section 7.01(d) of the Agreement is hereby amended by (a) deleting the second sentence thereof, and (b) substituting therefore the following sentence: “The Company shall retain liability for all vacation time, sick leave or other paid leave, if any, accrued (but unused) up to the Closing Date in accordance with Company policies in effect immediately prior to the Closing Date for each Selected Employee, and such liability shall be reflected on the Closing Balance Sheet.”.

6.

The Agreement is hereby amended by inserting at the end of Section 7.12(d) the following provision:

(iii)  Upon demand therefor, the Seller shall reimburse the Buyer or the Company, as the case may be, for the reasonable costs and expenses incurred by the Buyer or the Company pursuant to a consulting contract entered into between the Buyer or the Company and Eric Hodgdon, for services assisting the Buyer or the Company the Natick office for up to ten (10) days in the identification, transfer and integration of data and information technology and systems of the Company in such manner as the Buyer or the Company may reasonably request; provided that the Parties acknowledge that Eric Hodgdon is under no obligation to enter into any such contract.

7.

The Agreement is hereby amended by inserting at the end of Section 7.12 the following provision:

(m)

Upon Closing, the Buyer shall deliver to the Commonwealth of Massachusetts, acting through the Division of Capital Asset Management (the “DCAM”), with a copy to the Seller, a fully executed and effective (i) guarantee of the Buyer and (ii) payment/performance bond (the former, the “Bridgewater Guarantee” and the latter, the “Bridgewater Bond”) as required by the Energy Services Agreement, dated March 31, 2006, between the Commonwealth of Massachusetts and the Company for the Bridgewater State College project.

8.

The Agreement is hereby amended by inserting at the end of Article VII the following provisions:

Section 7.13

Post-Closing Investments

(a)  Beginning approximately thirty (30) days prior to the “Notification Date” set forth on Schedule 7.13 for each Phase II Guarantee, the Parent and the Buyer shall confer regarding the likelihood of (i) the put to the Parent of such Phase II Guarantee by the payment obligor under such Guarantee (the “Phase II Guarantee Obligor”), (ii) the satisfaction of the conditions for closing set forth in the Commitment Letter relating to such Phase II Guarantee (“Phase II Closing”), and (iii) whether such closing would be expected to result in the net disbursement of proceeds therefrom (“Closing Proceeds”), or require the delivery of make-whole payments with respect thereto (“Make-Whole Payments”).

(b)  The Parent shall deliver to the Phase II Investor, on or before the “Notification Date” set forth on Schedule 7.13 for such Phase II Guarantee, with a copy to the Buyer, and pursuant to the terms of such Phase II Guarantee, a notification of non-renewal of such Phase II Guarantee. Upon (x) the delivery of each such notification of non-renewal of a Phase II Guarantee, and (y) the receipt from the Phase II Investor of a put notification with respect to such Phase II Guarantee prior to the expiration of the Commitment Letter relating to such Phase II Guarantee, the Parent and the Buyer shall cooperate to facilitate the Phase II Closing anticipated by such Commitment Letter; provided however that, in the event that such Phase II Closing is not achieved by the date upon which payments are due to the Phase II Investor pursuant to the Phase II Guarantee, the Parent shall pay such amounts at such time as may be necessary to discharge the obligations of the Parent under the Phase II Guarantee.  Notwithstanding any term of any agreement to the contrary, the Parent hereby disclaims and waives any right of the Parent or any party claiming through the Parent, whether by assignment, succession, subrogation or otherwise, to assert any claim for, or to the recovery of, from the Company, the Buyer or any affiliate thereof, any such amounts paid by the Parent; provided, however that such disclaimer and waiver shall have no effect where: (i) the Parent’s obligation to make any such payment was the direct result of any breach or violation of an applicable Contract, ESPC or Task Order by the Company following the Closing; or (ii) the Phase II Closing fails to occur as a direct result of the Buyer’s failure, using reasonable commercial efforts, to cause the Conditions to Purchase to be satisfied as set forth in Section 3 of the Commitment Letter, except where such failure was due to a breach of this Agreement by the Seller, or of the Commitment Letter by the applicable New Phase II Investor.

(c)  Upon each Phase II Closing, (i) any Closing Proceeds shall be disbursed to the Buyer, and (ii) any Make-Whole Payments shall be made (x) fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer until an aggregate of Make-Whole Payments not to exceed Five Hundred Thousand Dollars ($500,000) for all such Phase II Closings has been paid, and (y) by the Seller with respect to any Make-Whole Payments, for all such Phase II Closings, in excess of Five Hundred Thousand Dollars ($500,000).

Section 7.14

Termination Payments

(a)  Promptly following receipt of a Demand by a New Phase I Investor, the Parent shall pay to the New Phase I Investor the Investment Shortfall relating thereto.

(b)  Within ten days following receipt by the Company from the Parent of (i) notification of the receipt by the Parent of a Demand, (ii) notification of the receipt by the New Phase I Investor of the Termination Contract Payment relating thereto, including the amount thereof, (iii) notification of the Payoff Amount relating thereto, (iv) demand for payment of the Allocated Payoff Reserve Amount relating thereto, if any, and of the Pending Payment, if any, and (v) applicable wire transfer instructions for the payment thereof, the Company, or, failing payment by the Company, the Buyer, shall pay to the Parent such Allocated Payoff Reserve Amount and such Pending Payment.

9.

Section 8.07 of the Agreement is hereby amended by (a) adding the word “and” before the words “the Refinancing shall” and (b) deleting therefrom all of the language following the words “to the Buyer”.

10.

The Agreement is hereby amended by inserting at the end of Article VIII the following provisions:

Section 8.09

Commitment Letters

Each of the Parent and the Buyer shall have received the Commitment Letter.

Section 8.10

Investment Shortfall Indemnification

The Buyer shall have received an Investment Shortfall Indemnification with respect to each of the New Phase I Investments.

Section 8.11

Refinancing Opinions

The Buyer and the New Phase I Investor shall have received one or more opinions reasonably satisfactory to the Buyer and the New Phase I Investor from counsel reasonably satisfactory to the Buyer and the New Phase I Investor with respect to the enforceability of certain Phase I Subject Order terms and the Investment Shortfall Indemnification, and related issues.

11.

Section 9.03 of the Agreement is hereby amended by deleting the word “and” following the word “closed;” in clause (j), inserting the following clause (k), and relettering the last clause “(l)”:

(k) the Bridgewater Guarantee and the Bridgewater Bond; and

12.

The Agreement is hereby amended by inserting at the end of Article IX the following provision:

Section 9.08 – Commitment Letters

Each of the Parent and the Buyer shall have received the Commitment Letter.

13.

Section 11.02(b)(v) of the Agreement is hereby amended by inserting (x) the words “Select Energy, Inc.,” following the words “Northeast Generation Services, Co.,” and (y) at the end thereof the word “and”.

14.

Section 11.02(b)(vi) of the Agreement is hereby amended by (x) deleting the word “and” at the end of clause (M), (y) relettering clause (N) as clause (P), and (z) inserting after clause (M) the following provisions:

(N)  any Claim relating to (x) any investigation by any Governmental Body of the Company or of any present or prior Affiliate thereof, or any present or prior employee of the Company or any such Affiliate, relating in any way to Delivery Orders 0001 or 0003 under IDIQ Contract # DACA87-97-D-0068 or Delivery Orders 0001, 0003, 0004, 0005 or 0006 under IDIQ Contract # DACA87-03-D-0031 or otherwise relating to the Tobyhanna project or any Tobyhanna contracts (the “Tobyhanna Issue”) or (y) any action brought or taken against the Company, the Buyer or any of its Affiliates relating to any civil, criminal or administrative charges arising from the Tobyhanna Issue (each, a “Tobyhanna Action”), including any related attorneys’ fees, costs of employee termination, implementation of ethics and compliance programs, and any other Costs or Damages provided for by any settlement entered into with any Governmental Body with respect thereto, all of which the Parent and the Seller agree shall not be characterized as consequential damages for the purposes of asserting any limitation on recovery with respect thereto; provided that neither the Parent nor the Seller shall have any liability for any Damages related to any debarment or suspension by any Governmental Body from governmental contracting of any type and for any period of time affecting the Buyer or its Affiliates (including the Company and its subsidiaries following the Closing) arising from or related to the Tobyhanna Issue or any Tobyhanna Action.

(O)  any Claim relating to (x) the representations in Sections 3.28, 3.29, 3.30, 3.31 and 3.32, or (y) the covenants set forth in Sections 7.13 and 7.14; and

15.

Section 12.15 of the Agreement is hereby amended by (x) inserting, after the words “Article III”, the following words and punctuation “, (b) undertaking the obligations set forth in the Investment Shortfall Indemnification,” and (y) changing “(b)” to “(c)”.

16.

(a)  Section 3.02 of the Disclosure Schedule is hereby amended by deleting “Massachusetts” from the list of jurisdictions in which HEC/CJTS Energy Center LLC must be qualified.

(b)  The Agreement is hereby amended by adding thereto Schedule 7.13 attached hereto.

17.

Solely for the purpose of effecting the Closing, the Buyer hereby waives the satisfaction of the conditions to Closing set forth in (i) Section 8.02, with respect to the requirement set forth in Section 7.01(a) that the retention of Selected Employees by the Buyer or the Company is subject to the written confirmation by such Selected Employees, on or before the Closing Date, of his or her intention to be so employed, (ii) 8.03(i), and (iii) Section 8.06, with respect to the consent required by the lease set forth in Section 3.04(b) of the Disclosure Schedule.  As to the condition waived in the foregoing clause (i), the Seller shall remain liable for all Termination Costs of each Selected Employee who does not provide such written confirmation to the Buyer or the Company, which confirmation may be evidenced by the completion and submission to the Buyer or the Company by such Selected Employee of applicable benefits applications and forms, no later than eleven (11) days following the Closing Date.  As to the condition waived in the foregoing clause (ii), the Seller shall remain obligated to provide such consent within a reasonable period, the Buyer shall use reasonable efforts to facilitate obtaining such consent, and all rights and remedies of the Buyer with respect to such obligation of the Seller are hereby reserved.  The Seller shall remain obligated to satisfy the requirements of Section 7.12(j) within a reasonable period.

18.

The Seller hereby waives the satisfaction of the condition to Closing set forth in Section 9.03(h).

19.

To the extent that such terms are not explicitly inconsistent with the terms hereof, the provisions of Article XII of the Agreement shall be deemed incorporated into and applicable to this Amendment.  Except as amended, waived or modified as set forth above, each of the terms of the Agreement remains in full force and effect.

IN WITNESS WHEREOF, each of the Parties and Northeast Utilities has duly executed and delivered this Amendment as of the date first written above.

BUYER

AMERESCO, INC.

By:/s/ George P. Sakellaris
Name: George P. Sakellaris
Title: President & CEO

SELLER

NU ENTERPRISES, INC.

By: /s/ John J. Roman
Name: John J. Roman
Title: Director - Accounting

CO-SIGNER

NORTHEAST UTILITIES

By: /s/ David R. McHale
Name: David R. McHale
Title: Senior VP & CFO